Exhibit 10.58

Revised

PERSONAL & CONFIDENTIAL

February 28, 2013

Mr. Thomas L. Bene

28 Old South Salem Road

Ridgefield, CT  06877

Dear Tom:

It is my pleasure to offer you employment with Sysco Corporation, serving as Executive Vice President, Chief Merchandising Officer, based in Houston, TX, reporting to William J.  DeLaney, President and Chief Executive Officer.  We are all confident that you will help lead our company with integrity and assist in the growth and prosperity required to sustain our distinct position as the industry leader.  Outlined below you will find the details of our offer:

•	Your annual base salary will be $575,000 or $23,958.33 semi-monthly.

•	Effective on your hire date, you will become a participant in the Sysco Management Incentive Plan (MIP).

•

You will receive a one-time sign-on bonus of $500,000, less applicable withholding for taxes, within 30 days of your hire date.  In the event you voluntarily resign or are terminated for cause within the first year after your hire date, you agree to repay the full amount of the bonus within thirty (30) days of your termination date.

•

You will receive an additional one-time sign-on bonus of $250,000, less applicable withholding for taxes, within 30 days of your 6-month anniversary with Sysco.  In the event you voluntarily resign or are terminated for cause within one year after your 6-month anniversary, you agree to repay the full amount of the bonus within thirty (30) days of your termination date.

•

At the next regularly scheduled Compensation Committee meeting of the Board following your hire date, Sysco’s executive management team will recommend that the Compensation Committee of the Board grant you a one-time sign-on Restricted Stock Unit grant (3 year annual vesting) with a value of $1,000,000.

•

You will be eligible for an annual incentive as an MIP Participant with actual payment based on your annual base salary and the Company’s financial performance.  Your target annual incentive will be 100% of your base pay.  Eligibility for the annual  incentive is contingent upon your continued employment with Sysco through the end of the fiscal year.  For FY2013, your annual incentive will be prorated for the number of weeks during the fiscal year that you were employed by Sysco, and this FY 2013 payout will be the greater of the prorated award at target or the prorated award based on actual performance.

Mr. Thomas L. Bene

February 28, 2013

•

In November 2013 in conjunction with our long-term incentive compensation program, Sysco’s executive management team will recommend that the Compensation Committee of the Board grant you long term incentive awards representing 325% of your annual base salary as follows:

°	50% Stock Options – 5 year annual vesting
°	25% Cash Performance Units (CPUs) – based on 3 year performance
°	25% Restricted Stock Units (RSUs) – 3 year annual vesting

   These weightings are subject to review by the Compensation Committee of the Board.

•	As an MIP participant, you will also be eligible to participate in the following significant executive benefit programs:
°	Management Savings Plan. This is a non-qualified deferred compensation program that allows you to defer salary and bonus on a pre-tax basis above amounts limited under the company’s 401(k) plan.
°	A Disability Income Plan that will provide you with benefits in case of personal disability.
°	Additional group life and accidental death and dismemberment benefits that will be in effect for you as a member of the Plan.

•

You will be eligible for full benefits with medical, dental and vision insurance effective the first day of the month following two full months of employment with Sysco.  Eligibility for Sysco’s 401(k) plan is immediate upon hire.

•

As an Executive Vice President of Sysco Corporate, you will be required to comply with the Stock Ownership Requirements as set forth in the Corporate Governance Guidelines.  Assuming that your hire date is effective as of April 1, 2013 you will be required to own no less than 60,000 shares of Sysco Corporation stock by April 1, 2018.  During that five year period, you will be expected to retain 25% of the net shares acquired upon exercise of stock options and 25% of net shares acquired pursuant to vested RSU grants until your holdings meet or exceed the ownership requirements.

•

Sysco will reimburse you for temporary housing and certain other expenses incurred in moving in accordance with the terms and conditions of Sysco’s Executive Vice President Relocation policy.  A summary of this program is attached hereto.  Notwithstanding the foregoing, if your employment with Sysco is terminated for any reason other than death, disability, a change of control of Sysco, an involuntary termination without cause, or a voluntary termination with good reason, within one year following the reimbursement of any moving or rental expenses, then you will be required to pay back to Sysco the amount of any such reimbursement (plus the amount of any tax gross up paid on such amounts).  For this purpose “good reason” means (1) your demotion to a lesser position than the position in which you are serving prior to such demotion, (2) the assignment to you of duties materially inconsistent with your position or a material reduction of your duties, responsibilities or authority, in either case without your prior written consent, or (3) any reduction in your annual base salary without your prior consent unless other executive vice presidents suffer a proportionate reduction in their base salaries.

You have successfully completed the pre-employment drug and background check process.  Please be advised that this letter is not intended to create or imply any contract or contractual

Mr. Thomas L. Bene

February 28, 2013

rights between you and Sysco Corporation.  Any employee may terminate his/her employment at any time, with or without reason, and the company retains the same right.

Tom, we are very pleased to extend this offer to become a part of the Sysco family.  Your start date is to be determined.  Please confirm your acceptance of this offer by signing in the designated space provided below.

Welcome to Sysco!

Sincerely,

/s/ Paul T. Moskowitz

Paul T. Moskowitz

Senior Vice President, Human Resources

Agreed and Accepted:

_________________________________________

Start Date:  April 15, 2013

Attachment:  Sysco Corporation Tier 3 Executive Vice President US Domestic Relocation Policy (previously provided)

c:Connie Brooks, Director of Executive Benefits

William J. DeLaney, President and Chief Executive Officer

Manual A. Fernandez, Executive Chairman

Russell T. Libby, Senior Vice President, General Counsel and Corporate Secretary

Gene Sims, St. Director, Executive Compensation

Mark Wisnoski, Vice President, Total Rewards